Exhibit 4.8

EXECUTION COPY

INCREMENTAL AMENDMENT

INCREMENTAL AMENDMENT, dated as of February 22, 2012 (this “Incremental Amendment”), by and among AMC Entertainment Inc., a Delaware corporation (the “Borrower”), Citicorp North America, Inc. as Administrative Agent (in such capacity, the “Administrative Agent”) under the Credit Agreement (as defined below) and Citicorp North America, Inc., as the Initial Term B-3 Lender (as defined below) and the other Loan Parties hereto.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of January 26, 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent and each Lender and Issuer from time to time party thereto (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);

WHEREAS, Borrower has hereby notified the Administrative Agent that it is requesting a Term Loan Increase pursuant to Section 2.1(c) of the Credit Agreement in order to (i) refinance in full the Term B-1 Loans outstanding on the Term B-3 Effective Date (as defined below) and (ii) partially redeem or otherwise refinance 2014 Subordinated Notes with any excess proceeds thereof;

WHEREAS, pursuant to Section 2.1(c) of the Credit Agreement, the Borrower may establish an additional tranche of Term Loans by, among other things, entering into this Incremental Amendment pursuant to the terms and conditions of the Credit Agreement with each Lender and/or Eligible Assignee agreeing to provide such additional tranche of Term Loans (each such Lender or Eligible Assignee agreeing to provide Term B-3 Loans (as defined below) and any assignees thereof, are referred to herein as “Term B-3 Lenders);

WHEREAS, the Borrower has requested that the initial Term B-3 Lender party hereto (the “Initial Term B-3 Lender”) extend credit to the Borrower in the form of Loans in an aggregate principal amount of $300,000,000 (the “Term B-3 Loans”); and

WHEREAS, the Initial Term B-3 Lender has indicated its willingness to lend such Term B-3 Loans on the terms and subject to the conditions herein.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Subject to the terms and conditions set forth herein, the Initial Term B-3 Lender hereby agrees to make Term B-3 Loans on the Term B-3 Effective Date (as defined below) in an aggregate principal amount equal to $300,000,000.  Pursuant to Section 2.1(c) of the Credit Agreement, the Term B-3 Loans shall have the following terms:

1.             Applicable Margin.  The Applicable Margin with respect to the Term B-3 Loans shall mean a percentage per annum equal to (i) with respect to Eurodollar Rate Term B-3 Loans, 3.25% and (ii) with respect to Base Rate Term B-3 Loans, 2.25%.

2.             Eurodollar Base Rate.  With respect to the Term B-3 Loans only, the Eurodollar Base shall be deemed to be the greater of (i) the Eurodollar Base Rate as defined in the Credit Agreement and (ii) 1.00% per annum.

3.             Base Rate.  With respect to the Term B-3 Loans only, the Base Rate shall be deemed to be the greater of (i) the Base Rate as defined in the Credit Agreement and (ii) 2.00% per annum.

4.             Mandatory Prepayments.  The Term B-3 Loans shall be subject to mandatory prepayments on the same basis as Term Loans as set forth in Section 2.9(a), (b) and (c) of the Credit Agreement.  Such mandatory prepayments shall be allocated between the Term B-2 Loans and the Term B-3 Loans on a pro rata basis.  All prepayments required by Section 2.9(a), (b) and (c) of the Credit Agreement that are applied to the repayment of the Term B-3 Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term B-3 Loans first, in the stated order of their maturity for eight quarterly installments and then (ii) to reduce the remaining installments on a pro rata basis.

5.             Voluntary Prepayments.  The Term B-3 Loans may be optionally prepaid as set forth in Section 2.08(b) of the Credit Agreement.  As set forth in Section 2.13(a) of the Credit Agreement, optional prepayments of the Term B-2 Loans and any Term B-3 Loans shall be applied ratably among the outstanding Term B-2 Loans and Term B-3 Loans.  Optional prepayments of the Term B-3 Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term B-3 Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.  There shall be no prepayment premium payable in connection with any voluntary prepayment of the Term B-3 Loans.  If on or prior to the first anniversary of the Term B-3 Effective Date, (i) the Borrower makes any prepayment of Term B-3 Loans in connection with any Term B-3 Loan Repricing Transaction (as defined below), or (ii) effects any amendment of the Credit Agreement resulting in a Term B-3 Loan Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable benefit of each Term B-3 Lender in respect of the Term B-3 Loans, (A) in the case of clause (i), a prepayment premium of 1.00% of the amount of such Term B-3 Loans being prepaid and (B) in the case of clause (ii), a payment equal to 1.00% of the aggregate amount of Term B-3 Loans outstanding immediately prior to such amendment.

As used herein, “Term B-3 Loan Repricing Transaction” means the refinancing or repricing by the Borrower of the Term B-3 Loans (x) with the proceeds of any secured term loans incurred by the Borrower (including, without limitation, any new or additional secured term loans under the Credit Agreement) or (y) in connection with any amendment to the Credit Agreement, in either case, (i) having or resulting in an effective interest rate or weighted average yield (to be determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practice, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) as of the date of such refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in any “base” rate), less than the Applicable Margin for, or weighted average yield (to be determined by the Administrative Agent, in consultation with Borrower, on the same basis) of the Term B-3 Loans as of the date of such refinancing or repricing and (ii) in the case of a refinancing of the Term B-3 Loans, the proceeds of which are used to repay, in whole or in part, principal of outstanding Term B-3 Loans.

6.             Amortization and Maturity Date.  The Borrower shall repay to the Administrative Agent in dollars for the ratable account of the Term B-3 Lenders on March 31, June 30, September 30 and

December 31 of each year, commencing on March 31, 2012, an aggregate amount equal to 0.25% of the aggregate principal amount of the Term B-3 Loans advanced on the Term B-3 Effective Date (which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth herein).  To the extent not previously paid, all Term B-3 Loans shall be due and payable on February 22, 2018, together with accrued and unpaid interest on the principal amount to but excluding the date of payment.

7.             Upfront Fee.  The Borrower agrees to pay on the Term B-3 Effective Date to each Term B-3 Lender party to this Incremental Amendment on the Term B-3 Effective Date, as fee compensation for the funding of such Term B-3 Lender’s Term B-3 Loan, a funding fee in an amount equal to 1.00% of the stated principal amount of such Term B-3 Lender’s Term B-3 Loan funded on the Term B-3 Effective Date.

8.             Borrower Covenant.  By its execution of this Incremental Amendment, the Borrower hereby covenants and agrees that the proceeds of the Term B-3 Loans shall be used by Borrower to (i) pay fees and expenses related to the Incremental Amendment and the Term B-3 Loans and (ii) refinance in full the Term B-1 Loans outstanding on the Term B-3 Effective Date and (iii) to partially redeem or otherwise refinance 2014 Subordinated Notes with any excess proceeds thereof.

9.             Credit Agreement Governs.  Except as set forth in this Incremental Amendment, (i) the Term B-3 Loans shall have identical terms as the Term B-2 Loans and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights of the Term Lenders, of the Credit Agreement and the other Loan Documents, (ii) each reference to (a) a “Term Loan” or “Term Loans” in the Credit Agreement or (b) “Term B-2 Loan” or “Term B-2 Loans” in the Credit Agreement, in each case, shall be deemed to include the Term B-3 Loans, (iii) other related terms will have correlative meanings mutatis mutandis, (iv) the definitions of “Ratable Portion” and “Term Loans” in the Credit Agreement are hereby amended and restated in their entirety to read as follows below and (v) the definitions of “Incremental Amendment” and “Term B-3 Loan Facility” as follows below shall be hereby inserted into the Section 1.1 of the Credit Agreement in the correct alphabetical order:

“Incremental Amendment” means the Incremental Amendment dated February 22, 2012 among the Borrower, the Loan Parties party thereto, the Administrative Agent and the Initial Term B-3 Lender.

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing (x) the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by (y) the aggregate outstanding principal balance of the Revolving Credit Out-standings owing to all Lenders), (b) with respect to the Term B-1 Loan Facility, the percentage obtained by dividing (i) the principal amount of such Lender’s Term B-1 Loans by (ii) the aggregate Term B-1 Loans of all Lenders, (c) with respect to the Term B-2 Loan Facility, the percentage obtained by dividing (i) the principal amount of such Lender’s Term B-2 Loans by (ii) the aggregate Term B-2 Loans of all Lenders and (d) with respect to the Term B-3 Loan Facility, the percentage obtained by dividing (i) the principal amount of such Lender’s Term B-3 Loans by (ii) the aggregate Term B-3 Loans of all Lenders..

“Term B-3 Loan Facility” means the provisions herein related to the Term B-3 Loans.”

“Term Loans” means each of (i) the Term B-1 Loans, (ii) the Term B-2 Loans and (iii) the Term B-3 Loans (as defined in the Incremental Amendment) made in accordance with Section 2.01(c) by the Term B-3 Lenders (as defined in the Incremental Amendment) on the Term B-3 Effective Date (as defined in the Incremental Amendment) pursuant to the Incremental Amendment.

For the avoidance of doubt, the provisions in Section 2.1(d) of the Credit Agreement providing mechanics to allow for the extension of the Term B-2 Loan Maturity Date under certain conditions shall be deemed to also apply to the Term B-3 Loans and shall apply to the Term B-3 Loans and the maturity date of the Term B-3 Loans mutatis mutandis.

10.          Conditions to Effectiveness.  This Incremental Amendment shall become effective on February 22, 2012 (the “Term B-3 Effective Date”) when:

(i)            this Incremental Amendment shall have been executed and delivered by the Borrower, the Loan Parties, each Term B-3 Lender party hereto and the Administrative Agent;

(ii)           the Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of each Loan Party dated the date hereof certifying (i) that attached thereto is a true and complete copy of the certificate of formation, including all amendments thereto of such Loan Party certified as of a recent date by the Secretary of State of the State of Delaware and a certificate as to the good standing of such Loan Party as of a recent date, (ii) that attached thereto is a true and complete copy of the bylaws of such Loan Party as in effect on such date, (iii) that attached is a true and complete copy of the resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Incremental Amendment, all documents executed in connection therewith, the borrowings thereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on such date and (iv) as to the incumbency and specimen signature of each officer executing the Incremental Amendment and any document executed in connection therewith and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate;

(iii)          (a) all fees required to be paid by Borrower as separately agreed by Borrower, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC and J.P. Morgan Securities LLC (collectively, the “Arrangers”) and (b) fees and out-of-pocket expenses of the Administrative Agent (including all invoiced fees and expenses of counsel to the Administrative Agent), shall have been paid or reimbursed, as applicable, on or prior to the date hereof;

(iv)          the Arranger, the Term B-3 Lenders and the Administrative Agent shall have received (a) an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, in form and substance reasonably satisfactory to the Administrative Agent and (b) a solvency certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries (on a consolidated basis) are Solvent as of the date hereof and after giving effect to the Term B-3 Loans and the use of proceeds therefrom in form and substance reasonably satisfactory to the Administrative Agent;

(v)           the Initial Term B-3 Lender and the Administrative Agent shall have received at least 3 Business Days prior to the date hereof all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been requested in writing at least five Business Days prior to the date hereof by any Eligible Assignee that has committed to purchase Term B-3 Loans from the Initial Term B-3 Lender;

(vi)          the Administrative Agent shall have received a request for such Term B-3 Loan as required by Section 2.01(c) of the Credit Agreement; and

(vii)         the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying that (a) the conditions precedent set forth in Section 3.2 of the Credit Agreement shall have been satisfied both before and after giving effect to the extension of the Term B-3 Loans, (b) this Incremental Amendment is on the terms and conditions set forth in Section 2.1(c) of the Credit Agreement, (c) the Borrower and its Subsidiaries are in compliance with Article V of the Credit Agreement as of the most recently ended Fiscal Quarter for which Financial Statements were delivered thereunder on a pro forma basis both before and after giving effect to the extension of the Term B-3 Loans, (d) the representations and warranties in Section 12 of this Incremental Amendment are true and correct in all material respects as of the date hereof, (e) no Default or Event of Default shall exist on the date hereof before or after giving effect to the extension of the Term B-3 Loans and (f) the representations and warranties set forth in Article IV of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the date hereof (both before and after giving effect to the extension of the Term B-3 Loans and the use of proceeds therefrom) with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

11.          Post-Closing Real Property Covenant.  Borrower shall provide to Administrative Agent, no later than 90 days after the Term B-3 Effective Date:

(i)            mortgage amendments (the “Mortgage Amendments”) or new mortgages (“New Mortgages”), as may be required by Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Mortgaged Real Property, or to the extent necessary to ensure that such Mortgaged Real Property shall have a valid, perfected and enforceable first-priority Lien in favor of the Administrative Agent (subject only to Liens permitted under Section 8.2 of the Credit Agreement) with respect to the Revolving Loans, Term B-2 Loans and the Term B-3 Loans, each duly executed and delivered by an authorized officer of each party thereto and in form suitable for filing and recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable;

(ii)           (a) date-down and modification endorsements to the title insurance policies or, where such date-down or modification endorsements are not available to insure the Mortgage Amendments or New Mortgages set forth in clause (i) above, new title insurance policies with respect to the Mortgaged Real Property, each in form and substance reasonably satisfactory to the Administrative Agent which insure that such mortgages, as amended, continue to create valid and enforceable first priority liens subject to Section 8.2 of the Credit Agreement, (b) evidence satisfactory to the Administrative Agent that all certificates and affidavits reasonably required by the Administrative Agent and relating to the Borrower, the Mortgaged Real Property, such Mortgage Amendments (or if applicable, to such New Mortgages) and/or title endorsements (or if applicable, to such new title policies) have been delivered and (c) an opinion of counsel in each state in which any such Mortgage Amendment (or if applicable, to such New Mortgages) is to be recorded, in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and

(iii)          evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgage Amendments (or if applicable, to such New Mortgages), including, without limitation, reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees and premiums, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgage Amendments (or if applicable, to such New Mortgages) and the other matters described in this Section 9.

12.          Representations and Warranties.  By its execution of this Incremental Amendment, the Borrower hereby certifies that:

(i)            This Incremental Amendment has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles;

(ii)           On the date hereof and after giving effect to the Term B-3 Loans and the use of proceeds therefrom, the Loan Parties, taken as a whole, are Solvent; and

(iii)          The execution, delivery and performance of this Incremental Amendment and the other documents executed in connection herewith (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder or member action and (b) will not (i) violate (A) any provision of (x) any applicable law, statute, rule or regulation, or (y) of the certificate or articles of incorporation, bylaws or other constitutive documents of any Loan Party, (B) any applicable order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their property is bound (including the Loan Documents), (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary thereof (other than Liens created or permitted under the Credit Agreement under the Collateral Documents).

13.          Acknowledgments.  Each Loan Party party hereto hereby expressly acknowledges the terms of this Incremental Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Incremental Amendment and the transactions contemplated hereby and (ii) its guarantee of the Obligations (including, without limitation, the Term B-3 Loans) under the Guaranty and its grant of Liens on the Collateral to secure the Obligations (including, without limitation, the Obligations with respect to the Term B-3 Loans) pursuant to the Collateral Documents.

14.          Amendment, Modification and Waiver.  This Incremental Amendment may not be amended, modified or waived except in accordance with Section 11.1 of the Credit Agreement.

15.          Liens Unimpaired.  After giving effect to this Incremental Amendment, and subject to satisfaction of the covenant in Section 9 of this Incremental Amendment, neither the modification of the Credit Agreement effected pursuant to this Incremental Amendment nor the execution, delivery, performance or effectiveness of this Incremental Amendment:

(a)           impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

(b)           requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

16.          Entire Agreement.  This Incremental Amendment, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof.  Except as expressly set forth herein, this Incremental Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  It is understood and agreed that each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended hereby and that this Incremental Amendment is a Loan Document.

17.          GOVERNING LAW.  THIS INCREMENTAL AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  SECTION 11.12 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE INTO THIS INCREMENTAL AMENDMENT AND SHALL APPLY HERETO.

18.          Waiver of Jury Trial.  Each of the parties hereto irrevocably waives trial by jury in any action or proceeding with respect to this Incremental Amendment and any other Loan Document.

19.          Severability.  If any provision of this Incremental Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Incremental Amendment shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.          Counterparts.  This Incremental Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other electronic means of an executed counterpart of a signature page to this Incremental Amendment shall be effective as delivery of an original executed counterpart of this Incremental Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Incremental Amendment as of the date first written above.

CITICORP NORTH AMERICA, INC., as Administrative Agent and the Initial Term B-3 Lender

By:	/s/ Matthew s. Burke
	Name :	Matthew s. Burke
	Title:	Director

[SIGNATURE PAGE TO INCREMENTAL AMENDMENT]

AMC ENTERTAINMENT INC., as Borrower

By:	/s/ Craig R. Ramsey
Name:
Title:

AMC CARD PROCESSING SERVICES, INC.
AMC ENTERTAINMENT INTERNATIONAL, INC.
AMC ITD, INC.
AMC LICENSE SERVICES, INC.
AMERICAN MULTI-CINEMA, INC.
CLUB CINEMA OF MAZZA. INC.
LCE ACQUISITIONSUB, INC.
LCE MEXICAN HOLDINGS, INC.
LOEWS CITYWALK THEATRE CORPORATION
AMC SHOWPLACE THEATRES, INC., as Guarantors

By:	/s/ Craig R. Ramsey
Name:
Title:

[SIGNATURE PAGE TO INCREMENTAL AMENDMENT]